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                                  EXHIBIT 10.1

                     NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1. INITIAL NON-EMPLOYEE DIRECTOR GRANTS

On the date of his or her initial election or appointment to the Board, each non-employee director shall receive under the Company's 2006 Stock Incentive Plan (the "Plan") restricted shares of the Company's common stock in an amount equal to $15,000 divided by the per share closing price of the Company's common stock as quoted on The Nasdaq National Market on the date of grant, provided, however, that in the event of an appointment, such grant shall be made on a pro rata basis based upon a June 1 to May 31 year.

2. ADDITIONAL ANNUAL NON-EMPLOYEE DIRECTOR GRANTS

Beginning in 2007, on the date of his or her re-election (or initial election following an appointment to the Board), each non-employee director shall receive, pursuant to the Plan, restricted shares of the Company's common stock in an amount equal to $15,000 divided by the per share closing price of the Company's common stock as quoted on The Nasdaq National Market on the date of grant.

3. ONE-TIME GRANTS

     A. ZAPPALA AND BERMAN: Lisa W. Zappala and Phillip M. Berman shall each receive on July 21, 2006, pursuant to the Company's Directors Stock Option Plan (the "Director Plan"), a one-time grant of an option to purchase 10,000 shares of the Company's common stock with a per share exercise price equal to the per share closing price of the Company's common stock as quoted on The Nasdaq National Market on July 20, 2006.

     B. ALL NON-EMPLOYEE DIRECTORS: Each current non-employee director shall receive on July 26, 2006, pursuant to the Plan, restricted shares of the Company's common stock in an amount equal to $15,000 divided by the per share closing price of the Company's common stock as quoted on The Nasdaq National Market on July 26, 2006.

4. QUARTERLY CASH PAYMENTS

The Company shall make the following payments on a quarterly basis, beginning September 15, 2006:

     -    $7,500 to each non-employee director;

     -    $2,500 to the chairperson of the Audit Committee;

     - $1,000 to each of the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee, and each member of the Audit Committee; and

     -    $500 to the Lead Director.

After the September 15, 2006 payment, each newly appointed non-employee director and/or newly appointed Audit Committee member, committee chairperson and Lead Director shall receive his or her quarterly cash payments with the first quarterly payment adjusted on a pro rata basis.

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5. RESTRICTED STOCK GRANT TO AUDIT COMMITTEE CHAIRPERSON AND LEAD DIRECTOR

     A. ANNUAL. Upon each appointment as chair of the Audit Committee or Lead Director, each such non-employee director shall receive a grant under the Plan of restricted shares of the Company's common stock in an amount equal to $4,500 divided by the per share closing price of the Company's common stock as quoted on The Nasdaq National Market on the date of grant.

     B. ONE-TIME. David B. Shepherd and Stephen J. DeNelsky each shall receive, on July 26, 2006, a grant under the Plan of restricted shares of the Company's common stock in an amount equal to $4,500 divided by the per share closing price of the Company's common stock as quoted on The Nasdaq National Market on July 26, 2006.

6. CASH PAYMENTS RELATED TO CERTAIN UNSCHEDULED BOARD MEETINGS

In the event a non-employee director attends a non-telephonic Board meeting in person, other than one of the Company's regularly scheduled quarterly Board meetings, such director shall receive a one-time payment of $2,000.

7. CERTAIN EXISTING COMPENSATION TERMS REMAIN IN EFFECT

The terms of the Director Plan shall remain in effect so that each non-employee director who is first appointed or elected to the Board shall receive (a) an initial grant on the date of such appointment or election of an option to purchase 10,000 shares of the Company's common stock, and (b) on each anniversary of such director's first day of service as a director of the Company, an additional option to purchase 2,500 shares of the Company's common stock. All cash payments are in addition to any travel expense reimbursements.

8. GENERAL TERMS AND CONDITIONS

     A. With regard to each grant of options to purchase shares of the Company's common stock referenced above other than Section 7:

          i) The strike price and term shall be in accordance with the Director Plan;

          ii) The grant shall vest in full upon the occurrence of any event set forth in Section 13 of the Director Plan; and

          iii) The options shall vest in full on the earlier of one year from the date of grant and the date the director completes a full term as a director (a term begins upon the election as a director at an annual stockholders meeting and ends immediately prior to the next annual stockholders meeting).

     B. With regard to each grant of restricted shares of the Company's common stock:

          i)   The strike price and term shall be in accordance with the Plan;

          ii) The shares shall fully vest upon a Reorganization Event (as defined in the Plan); and

          iii) The restricted shares shall vest on the earlier of one year from the date of grant and the date the director completes a full term as a director (a term begins upon the election as a director at an annual stockholders meeting and ends immediately prior to the next annual stockholders meeting).